                                                                      Exhibit 12

                      VIRGINIA ELECTRIC AND POWER COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (thousands of dollars)

                                                       For the Twelve
                                                        Months Ended                                  For the Year Ended
                                                        September 30,                                     December  31,
                                                           1996         1995         1994         1993         1992         1991
                                                        ----------   ----------   ----------   ----------   ----------   ----------
Net Income                                              $  449,595   $  432,844   $  447,144   $  509,051   $  469,521   $  487,379

Add: Income Taxes                                          244,951      228,785      225,647      257,217      211,295      233,323
                                                        ---------------------------------------------------------------------------
Total Pretax Net Income                                 $  694,546   $  661,629   $  672,791   $  766,268   $  680,816   $  720,702
                                                        ===========================================================================
Fixed Charges:
  Interest on Long-Term Debt                               292,564      302,618      291,864      300,152      300,857      335,651
  Other Interest                                            20,853       19,998        7,551       19,121       29,534       27,805
  Pfd Distribution of Affiliate-Net                          7,064        2,374
  Estimated Interest Factor
   of Rents Charged to Operating Expenses,
   Clearing & Other Accounts                                 6,683        6,475        7,132        5,660        6,231        9,999
                                                        ---------------------------------------------------------------------------
Total Fixed Charges                                     $  327,164   $  331,465   $  306,547   $  324,933   $  336,622   $  373,455
                                                        ===========================================================================

                                                        ---------------------------------------------------------------------------
Earnings as Defined                                     $1,021,710   $  993,094   $  979,339   $1,091,201   $1,017,438   $1,094,157
                                                        ===========================================================================
Ratio of Earnings to
  Fixed Charges                                               3.12         3.00         3.19         3.36         3.02         2.93
                                                        ===========================================================================